EXHIBIT 99.1

Annual CEO Certification
(Section 303A.12(a))

As the Chief Executive Officer of	Caterpillar Inc.

(Name of the Company)

and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation of the Company of NYSE's Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as an attachment hereto.

By:	/s/James W. Owens

Printed Name:	James W. Owens
Title:	Chairman and Chief Executive Officer
Date:	May 12, 2004